Exhibit 10.1

AMERICREDIT FINANCIAL SERVICES, INC.

FORWARD PURCHASE COMMITMENT AGREEMENT

Deutsche Bank AG, Cayman Islands Branch

c/o Deutsche Bank AG

Boundary Hall, Cricket Square

171 Elgin Avenue

Grand Cayman KY1-1104

CAYMAN ISLANDS

April 15, 2008

Ladies and Gentlemen:

AmeriCredit Financial Services, Inc., a corporation organized and existing under the laws of Delaware (the “Sponsor”), and AFS SenSub Corp., a Nevada corporation (the “Seller”) (the Sponsor and the Seller, collectively, the “Companies”), agree with you as follows:

Section 1. Issuance and Sale of Notes. The Sponsor may, from time to time during the term of this Forward Purchase Commitment Agreement (this “Agreement”), authorize the issuance and sale of one or more series (each, a “Series”) of Asset Backed Notes (the “Notes”). Each Series of Notes will be issued by a separate trust (each, a “Trust”) entitled “AmeriCredit Automobile Receivables Trust 200    -    ,” pursuant to an indenture between such Trust and the trustee and trust collateral agent named therein (the “Trustee”). In addition to the Notes of each Series, each Trust will also issue an Asset Backed Certificate representing the beneficial ownership interest in the Trust (the “Certificate”) (the Notes and the Certificate issued by a Trust, collectively, the “Securities”) pursuant to a Trust Agreement, between the Seller and the entity named therein, as owner trustee (the “Owner Trustee”). The assets of each Trust will include a pool of retail installment sale contracts secured by new or used automobiles, light duty trucks and vans (the “Receivables”) and certain monies due thereunder. The applicable Trust shall enter into an interest rate swap or cap agreement on the applicable Closing Date to hedge the floating interest rate on any floating rate Notes issued. Each Trust will enter into a Sale and Servicing Agreement among the related Trust, the Sponsor, as servicer, the Seller and the entity named therein, as trust collateral agent and backup servicer (each, a “Sale and Servicing Agreement”) pursuant to which the Receivables will be serviced.

The Notes of one or more Series may have the benefit of a note insurance policy (each, a “Note Insurance Policy”), issued by Financial Security Assurance Inc., a New York financial guaranty insurance company (the “Note Insurer”). In connection with the issuance of each Note Insurance Policy (i) the Companies, the related Trust, AmeriCredit Corp. and the Note Insurer will execute and deliver an Insurance Agreement, (ii) the Seller, the Representative (as defined below) and the Note Insurer will execute and deliver an Indemnification Agreement and

(iii) the related Trust, the related Trustee and the Note Insurer will execute and deliver a Spread Account Agreement. If the Notes of a Series do not have the benefit of a Note Insurance Policy, such series will use a senior/subordinate structure as the primary credit enhancement mechanism.

Some or all of the Notes of each Series may be purchased by the underwriters named in the related underwriting agreement (each, an “Underwriting Agreement”). The entity named therein will act as representative of the underwriters and, in such capacity, is hereinafter referred to as the “Representative.” Each Certificate will be retained by the Seller.

Section 2. Representations and Warranties. The Sponsor represents, warrants and agrees with the Purchaser, that as of the date of this Agreement (the “Execution Date”), and as of each Closing Date:

(i) On each Closing Date, the representations and warranties of the Sponsor and the Seller in the related Underwriting Agreement are incorporated herein by reference with the same force and effect as though set forth herein, and are true and correct.

(ii) Each of AmeriCredit Corp., the Seller and the Sponsor has been duly incorporated and is validly existing as a corporation in good standing under the laws of its jurisdiction of incorporation, is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which its ownership or lease of property or the conduct of its business requires such qualification, except where the failure to be so qualified would not have a material adverse effect on the general affairs, business, management, financial condition, stockholders’ equity, results of operations, regulatory situation or business prospects of AmeriCredit Corp., the Sponsor or the Seller, as applicable, and has all power and authority necessary to own or hold its properties, to conduct the business in which it is engaged and to enter into and perform its obligations under this Agreement.

(iii) There are no actions, proceedings or investigations pending before or threatened by any court, administrative agency or other tribunal to which AmeriCredit Corp., the Sponsor or the Seller is a party or of which any of the properties of AmeriCredit Corp., the Sponsor or the Seller is the subject (i) which if determined adversely to it is likely to have a material adverse effect individually, or in the aggregate, on the general affairs, business, management, financial condition, stockholders’ equity, results of operations, regulatory situation or business prospects of the Sponsor or the Seller, (ii) asserting the invalidity of this Agreement, in whole or in part, or any Offered Notes, (iii) seeking to prevent the consummation by the Companies of any of the transactions contemplated by this Agreement, in whole or in part, or (iv) which if determined adversely is likely to materially and adversely affect the performance by AmeriCredit Corp., the Sponsor or the Seller of its obligations under, or the validity or enforceability of, this Agreement, in whole or in part, or any Offered Notes.

(iv) This Agreement has been duly authorized, validly executed and delivered by the Sponsor and the Seller and the Warrant has been duly authorized, validly executed and delivered by AmeriCredit Corp. and each constitutes a valid and binding agreement of

AmeriCredit Corp., the Sponsor and the Seller, as applicable, enforceable against AmeriCredit Corp., the Sponsor and the Seller, as applicable in accordance with its terms, except to the extent that the enforceability hereof may be subject (x) to insolvency, reorganization, moratorium, receivership, conservatorship, or other similar laws, regulations or procedures of general applicability now or hereafter in effect relating to or affecting creditors’ rights generally and (y) to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

(v) The issuance and sale of the Offered Notes, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby and thereby, do not and will not conflict with or result in a breach of or violate any term or provision of or constitute a default under, any indenture, mortgage, deed of trust, loan agreement, or other agreement or instrument to which the Sponsor or the Seller is a party, by which the Sponsor or the Seller may be bound or to which any of the property or assets of the Sponsor or the Seller or any of its subsidiaries may be subject, nor will such actions result in any violation of the provisions of the certificate or articles of incorporation or by-laws of the Sponsor or the Seller or any law, statute or any order, rule or regulation of any court or governmental agency or body having jurisdiction over the Sponsor, the Seller or any of its respective properties or assets.

(vi) No consent, approval, authorization, order, registration or qualification of or with any federal or state court or governmental agency or body of the United States is required for the issuance and sale of the Offered Notes, or the consummation by the Sponsor or the Seller of any of the other transactions contemplated by this Agreement, except the registration under the Securities Act of 1933, as amended (the “Securities Act”) of the Offered Notes and such consents, approvals, authorizations, registrations or qualifications as may have been obtained or effected.

(vii) Each of AmeriCredit Corp., the Seller and the Sponsor possesses all material licenses, certificates, authorities or permits issued by the appropriate state, federal or foreign regulatory agencies or bodies necessary to conduct the business now conducted by it and neither AmeriCredit Corp. nor the Sponsor has received notice of any proceedings relating to the revocation or modification of such license, certificate, authority or permit which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, is likely to materially and adversely affect the conduct of its business, operations, financial condition or income.

(viii) Any taxes, fees and other governmental charges in connection with the execution, delivery and issuance this Agreement or the sale of the Offered Notes that are required to be paid by the Sponsor or any of its affiliates at or prior to the Execution Date or the applicable Closing Date have been or will be paid at or prior to the Execution Date or the applicable Closing Date.

(ix) Any certificate signed by an officer of the Sponsor or the Seller and delivered to the Purchaser or the Purchaser’s counsel in connection with this Agreement shall constitute a representation and warranty as to the matters covered thereby to each person to whom the representations and warranties in this Section 2 are made.

(x) Since the period reported on in the most recently filed quarterly or annual reports filed by AmeriCredit Corp. with the Securities and Exchange Commission, as supplemented and updated by any subsequent reports filed by AmeriCredit Corp. and its affiliates with the Securities and Exchange Commission, (x) there has not been any material adverse change, or any development involving a prospective material adverse change, in or affecting the general affairs, business, management, financial condition, stockholders’ equity, results of operations or regulatory situation of the Sponsor and (y) the Sponsor has not entered into any transaction or agreement (whether or not in the ordinary course of business) material to the Sponsor that, in either case, would reasonably be expected to materially adversely affect the interests of the holders of the Offered Notes.

(xi) Each Offered Note will be an Eligible Security at the time of sale to the Purchaser.

(xii) No Cease Purchase Event exists or has existed at any time since the Execution Date. No Purchase Event Suspension exists.

(xiii) All conditions precedent hereunder for the purchase of the Offered Notes have been or will have been satisfied.

(xiv) Each Offered Note will be free and clear of any lien, charge or encumbrance (collectively, “Liens”), and upon sale of each Offered Note to the Purchaser, the Purchaser shall have good and marketable title to such Offered Note, free and clear of any Liens.

(xv) There is not currently and has not been since the Execution Date, an event of default or event of servicing termination under any agreement pursuant to which any of the Companies, AmeriCredit Corp. or any of their affiliates is a party (including any Sale and Servicing Agreement or Indenture).

(xvi) The Sponsor shall promptly deliver to the Purchaser any rating agency notices with respect to shadow ratings changes on all Securities issued under the AMCAR program issued from the date of this Agreement until this Agreement has terminated in accordance with its terms.

Section 3. Purchase and Sale. From time to time during the term of this Agreement, the Seller may, directly or through the Representative, offer to sell to Deutsche Bank AG, Cayman Islands Branch (the “Bank”), and subject to the terms and conditions of this Agreement, the Bank (or at the sole option of the Bank, an asset-backed commercial paper vehicle administered by the Bank or an affiliate of the Bank or some other entity designated by the Bank) (either the Bank, such vehicle or such other entity, the “Purchaser”), shall purchase, such Offered Notes that consist of Eligible Securities in an aggregate original principal amount not to exceed the Maximum Amount. The parties to this Agreement acknowledge and agree that the Seller may elect to structure an Eligible Transaction for the purpose of issuing Offered Notes to be sold to the Purchaser hereunder and that such intent shall not affect the Purchaser’s obligation to purchase the related Offered Notes (but such obligation will be subject to all of the terms and conditions of this Agreement). As used herein the following terms shall have the meanings set forth below:

“Cease Purchase Event” means the occurrence at any time of any one of:

(i) A Tangible Net Worth Trigger, which will occur if the net worth of AmeriCredit Corp. calculated in accordance with GAAP after subtracting therefrom the aggregate amount of AmeriCredit Corp.’s intangible assets, including, without limitation, goodwill, franchises, licenses, patents, trademarks, tradenames, copyrights and service marks at any time is less than (a) $1.65 billion, plus (b) 50% of the cumulative positive net income (without deduction for negative net income) of AmeriCredit Corp. for each fiscal quarter having been completed since December 31, 2006 as reported in each annual report on Form 10-K and periodic report on Form 10-Q filed by AmeriCredit Corp. with the Securities and Exchange Commission (the “Commission”), plus (c) 75% of the net proceeds of any equity issued by AmeriCredit Corp. since December 31, 2006 (excluding any equity issued pursuant to equity incentive plans for employees and board members), minus (d) the lesser of (x) $200 million and (y) the purchase price of all AmeriCredit Corp. equity repurchased since December 31, 2006;

(ii) An Adjusted Equity to Managed Assets Trigger, which will occur if the ratio, expressed as a percentage, of the Adjusted Equity of AmeriCredit Corp. to the Managed Assets of AmeriCredit Corp shall be less than 8% as of the end of any fiscal quarter. “Adjusted Equity” means with respect to AmeriCredit Corp., at any time and determined in accordance with GAAP, the net worth of AmeriCredit Corp. at such time less the sum of (i) the intangible assets of AmeriCredit Corp. at such time and (ii) interest-only receivables of AmeriCredit Corp. from securitization trusts offset by any related interest rate swap valuation, adjusted for taxes (based on the effective tax rate as presented in the most recent report on Form 10-K or periodic report on Form 10-Q, as applicable, filed by AmeriCredit Corp. with the Securities and Exchange Commission) at such time. “Managed Assets” means, as of any date, the aggregate outstanding balance of all receivables (whether or not thereafter sold or disposed of) that are serviced by the Sponsor or any of its affiliates as of such date but excluding receivables in which neither the Sponsor nor any of its affiliates has any direct or indirect beneficial interest, calculated in a manner consistent with the components of “managed receivables” in the most recent reports on Form 10-K or Form 10-Q filed by AmeriCredit Corp.;

(iii) An EBITDA to Interest Expense Trigger, which will occur if the average of the ratios of AmeriCredit Corp.’s EBITDA to Interest Expense for any two fiscal quarters is less than 1.2. “EBITDA” means, with respect to AmeriCredit Corp., GAAP earnings before interest, taxes, depreciation, and amortization. “Interest Expense” means, with respect to AmeriCredit Corp. on a consolidated basis and for any period, AmeriCredit Corp.’s interest expense during such period for money borrowed (exclusive of any such interest expense on any “off-balance sheet” securitizations or “off-balance sheet” warehouse facilities), calculated in accordance with GAAP;

(iv) A Liquidity Trigger, which will occur if AmeriCredit Corp.’s Liquidity on the last day of any calendar month (if on the last day of the prior calendar month AmeriCredit Corp.’s Liquidity was less than $200 million) or immediately following any stock repurchase or the setting aside of money for stock repurchases, is less than $200 million. “Liquidity” means, with respect to any such date, (A) unrestricted cash on such date and (B) amounts available to be drawn under the credit facilities of AmeriCredit Corp. and its consolidated subsidiaries so long as AmeriCredit Corp. and its consolidated subsidiaries can satisfy all conditions precedent to borrowing such amounts under such facilities;

(v) A 60+ Day Delinquency Trigger, which will occur if, as of the last day of a calendar month, the average of the ratios for such date and the last day of each of the two immediately preceding calendar months, in each case, expressed as a percentage, computed by dividing (i) the aggregate principal balance on such date of each receivable in the Servicing Portfolio with respect to which more than 10% of a scheduled payment is more than 60 days past due (including a receivable for which the financed vehicle has been repossessed and the proceeds thereof have not been realized by the Sponsor) by (ii) the aggregate principal balance of all receivables in the Servicing Portfolio on such date is greater than (a) 5.50% at any time during the period from April 1, 2008 until September 30, 2008 or (b) 6.50% at any time during the period from October 1, 2008 until the termination of this Agreement. “Servicing Portfolio” means as of any date, all receivables (whether or not thereafter sold or disposed of) which are serviced by the Sponsor or any of its affiliates at such time;

(vi) A Monthly Extension Rate Trigger, which will occur if the average of the Monthly Extension Rate for three consecutive calendar months is greater than 2.50%. “Monthly Extension Rate” means, with respect to any date of determination, the fraction, expressed as a percentage, the numerator of which is the aggregate principal balance of all receivables in the Servicing Portfolio whose payments were extended during the preceding calendar month and the denominator of which is the aggregate principal balance of all receivables in the Servicing Portfolio as of the close of business on the last day of the preceding calendar month;

(vii) A Loss Ratio Trigger, which will occur if the Loss Ratio is greater than 8.00%. “Loss Ratio” means, as of any date, the ratio (expressed as a percentage) computed by dividing “A” by “B” and multiplying the result by “C”, where “A” equals the aggregate amount of Gross Charge-Offs of receivables in the Servicing Portfolio during the six calendar months immediately preceding such date net of all recoveries with respect to any such receivables (including post-disposition amounts received on previously charged-off receivables) divided by the average aggregate principal balance of all receivables in the Servicing Portfolio during such six calendar months, where “B” equals the actual number of days in such six calendar months and where “C” equals the actual number of days in the fiscal year of the Sponsor in which the most recent calendar month ended;

(viii) A Most Favored Nation Trigger, which will occur if AmeriCredit Corp, one of the Companies or any affiliate (i) enters into a financing facility that includes financial covenants that are not included in this Agreement or are more stringent than those set forth in this Agreement or (ii) amends a financing facility that is in effect on the Execution Date to add financial covenants that are not included in this Agreement or to make financial covenants in such facility more stringent than those set forth in this Agreement and has not informed the Bank and offered to include such covenants or amended covenants, as applicable, as Cease Purchase Events in this Agreement;

(ix) A Judgment Trigger, which will occur if AmeriCredit Corp, one of the Companies or any affiliate has not payed any final, non-appealable judgment in excess of $2 million within 60 days of the date of such judgment;

(x) A Change of Control Trigger, will occur upon a change resulting when any Unrelated Person or any Unrelated Persons, acting together, that would constitute a Group together with any affiliates or Related Persons thereof (in each case also constituting Unrelated Persons) shall at any time either (i) Beneficially Own more than 30% of the aggregate voting power of all classes of Voting Stock of AmeriCredit Corp. or (ii) succeed in having sufficient of its or their nominees elected to the Board of Directors of AmeriCredit Corp. such that such nominees when added to any existing director remaining on the Board of Directors of AmeriCredit Corp. after such election who is an affiliate or Related Person of such Person or Group, shall constitute a majority of the Board of Directors of AmeriCredit Corp. As used herein, (a) “Beneficially Own” shall mean “beneficially own” as defined in Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or any successor provision thereto; provided, however, that, for purposes of this definition, a Person shall not be deemed to Beneficially Own securities tendered pursuant to a tender or exchange offer made by or on behalf of such Person or any of such Person’s affiliates until such tendered securities are accepted for purchase or exchange, (b) “Group” shall mean a “group” for purposes of Section 13(d) of the Exchange Act, (c) “Unrelated Person” shall mean at any time any Person other than AmeriCredit Corp. or any of its affiliates, any of the shareholders of AmeriCredit Corp. on the Closing Date and other than any trust for any employee benefit plan of AmeriCredit Corp. or any of its affiliates, (d) “Related Person” of any Person shall mean any other Person owning (1) 5% or more of the outstanding common stock of such Person or (2) 5% or more of the Voting Stock of such Person, (e) “Voting Stock” of any Person shall mean the capital stock or other indicia of equity rights of such Person which at the time has the power to vote for the election of one or more members of the Board of Directors (or other governing body) of such Person and (f) “Person” means any individual, corporation, estate, partnership, joint venture, association, joint stock company, trust (including any beneficiary thereof), unincorporated organization or government or any agency or political subdivision thereof;

(xi) A Cross-Default Trigger, which will occur if AmeriCredit Corp., the Sponsor or the Seller shall fail to pay any principal of or premium or interest on any Indebtedness having a principal amount of $10,000,000 (or, in the case of the Seller, $50,000) or greater, when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness; or any other default under any agreement or instrument relating to any such Indebtedness of AmeriCredit Corp., the Sponsor or the Seller, as applicable, or any other event, shall occur and shall continue after the applicable grace period, if any, specified in such agreement or instrument if the effect of such default or event is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness; or any such Indebtedness shall be declared to be due and payable or required to be prepaid (other than by a regularly scheduled required prepayment), redeemed, purchased or defeased, or an offer to prepay, redeem, purchase or defease such Indebtedness shall be required to be made, in each case, prior to the stated maturity thereof. “Indebtedness” means, with respect to any Person at any time, (a) indebtedness or liability of such Person for borrowed money whether or not evidenced by bonds, debentures, notes or other instruments, or for the deferred purchase price of property or services (including trade obligations); (b) obligations of such Person as lessee under leases which should have been or should be, in accordance with generally accepted accounting principles, recorded as capital leases; (c) current liabilities of such Person in respect of unfunded vested benefits under plans covered by Title IV of ERISA; (d) obligations issued for or liabilities incurred on the account of such Person; (e) obligations or liabilities of such Person arising under acceptance facilities; (f) obligations of such Person under any guarantees, endorsements (other than for collection or deposit in the ordinary course of business) and other contingent obligations to purchase, to provide funds for payment, to supply funds to invest in any Person or otherwise to assure a creditor against loss; (g) obligations of such Person secured by any lien on property or assets of such Person, whether or not the obligations have been assumed by such Person; or (h) obligations of such Person under any interest rate or currency exchange agreement;

(xii) A Term Securitization Level II Trigger, which will occur upon the occurrence of an event of default under any securitization under the AMCAR program triggered by a pool net loss test, a pool delinquency test, a pool gross default test or an insurance agreement event of default, whether or not such test or event is or has been waived;

(xiii) A Bankruptcy Trigger, which will occur upon (a) the filing of a decree or order for relief by a court having jurisdiction in the premises in respect of AmeriCredit Corp. or any of its affiliates in an involuntary case under any applicable federal or state bankruptcy, insolvency or other similar law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of AmeriCredit Corp. or any of its affiliates, or ordering the winding-up or liquidation of the affairs AmeriCredit Corp. or any of its affiliates, and such decree or order shall remain unstayed and in effect for a period of 60 consecutive days; or (b) the commencement by AmeriCredit Corp. or any of its affiliates of a voluntary case under any applicable federal or state bankruptcy, insolvency or other similar law now or hereafter in effect, or the consent by AmeriCredit Corp. or any of its affiliates to the entry of an order for relief in an involuntary case under any such law, or the consent by AmeriCredit Corp. or any of its affiliates to the appointment or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of AmeriCredit Corp. or any of its affiliates, or the failure by AmeriCredit Corp. or any of its affiliates generally to pay its debts as such debts become due, or the taking of action by AmeriCredit Corp. or any of its affiliates in furtherance of any of the foregoing;

(xiv) A Servicer Replacement Trigger, which will occur upon occurrence of any event permitting the termination of the Sponsor as servicer under any securitization under the AMCAR program or under any agreement pursuant to which the Sponsor is acting as the servicer;

(xv) A Bond Rating Downgrade Trigger, which will occur upon the downgrade or withdrawal of the rating (or if rated with a Note Insurance Policy, the shadow rating) of any AMCAR program security issued on or after the Execution Date;

(xvi) A Key Position Trigger, which will occur upon the loss, departure or termination of the Chief Executive Officer, the Chief Financial Officer or the Chief Credit and Risk Officer of AmeriCredit Corp. to the extent a replacement reasonably acceptable to the Bank has not been appointed within 120 days after such loss, departure or termination; or

(xvii) The default in the observance or performance of any covenant or agreement of the Sponsor or the Seller in this Agreement or any representation or warranty of the Sponsor or the Seller made in this Agreement proving to have been incorrect in any material respect as of the time when the same shall have been made or deemed to have been made and such default shall continue or not be cured or waived, or the circumstance or condition in respect of which such misrepresentation or warranty was incorrect shall not have been eliminated or otherwise cured or waived for a period of 30 days.

“Eligible Securities” means Offered Notes that:

(i) are issued in an Eligible Transaction;

(ii) are registered for sale under the Securities Act and issued under AmeriCredit’s core funding program (the “AMCAR program”);

(iii) have been issued in book-entry form through the facilities of the Depository Trust Company;

(iv) are rated “AAA” and “Aaa” by Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. (“S&P”) and Moody’s Investors Service, Inc. (“Moody’s”), respectively and are not on negative watch list or the equivalent;

(v) bear a CUSIP number indicating issuance by a Trust consistent with the AMCAR program;

(vi) are 1-Year Notes, 2-Year Notes or 3-Year Notes;

(vii) if wrapped by a Note Insurance Policy, have a shadow rating no lower than “A-” or equivalent by S&P and Moody’s and evidence of such rating has been provided to the Purchaser;

(viii) are generally consistent with securities previously issued under the AMCAR program (provided that notes issued in a transaction with a revolving feature of the type included in the AMCAR 2006-R-M securitization shall not be Eligible Securities);

(ix) with respect to any Trust, up to $500,000,000 (which may be allocated among one or more tranches) in aggregate original principal amount of notes issued by such Trust; and

(x) are issued at least 30 days after all other Offered Notes previously purchased under this Agreement.

For purposes of this Agreement: a “1-Year Note” shall have an average life (“AL”) of less than 1.25 years and a payment window of not more than 20 months; a “2-Year Note” shall have an AL equal to or greater than 1.25 years but less than 2.25 years and a payment window of not more than 20 months; and a “3-Year Note” shall have an AL equal to or greater than 2.25 years but less than 3.6 years and a payment window of not more than 20 months. The AL and payment windows shall be calculated as set forth in the Fee Letter.

“Eligible Transaction” means the issuance by a Trust of a Series of Notes and the related Certificate in a transaction:

(i) that uses a Note Insurance Policy issued by the Note Insurer (provided that an FSA Trigger Event has not occurred) or a senior/subordinate structure as the primary credit enhancement;

(ii) for which Deutsche Bank Securities Inc. (“DBSI”) (a) is the Representative, the structuring agent (which means it is responsible for closing the transaction) and a book runner or (b) (x) has been offered the roles described in clause (a) above on substantially the same terms as prior AMCAR program transactions and has declined to serve in one or more such capacities and (y) for which the Underwriting Agreement is substantially the same as Underwriting Agreements for prior AMCAR program transactions;

(iii) that has the Sponsor as Servicer;

(iv) for which the underlying Receivables were originated in accordance with the Sponsor’s underwriting and origination criteria in effect on the Execution Date, as may be amended from time to time (with any material amendments subject to the consent of the Bank, in its sole discretion); and

(v) for which no event has occurred or condition exists that would allow the Representative to terminate the Underwriting Agreement.

“FSA Trigger Event” means any of the following:

(i) The rating of the Note Insurer is less than “AAA” or its equivalent by any of S&P, Moody’s or Fitch;

(ii) The rating of the Note Insurer is on the negative watch list or the equivalent by any of S&P, Moody’s or Fitch;

(iii) The Note Insurer has defaulted or threatened to default on any insured asset or any obligation (including without limitation on any asset backed, mortgage backed or CDO security); or

(iv) The fixed premium, as quoted by DBSI, that a buyer of five year credit default protection would pay per annum (without an upfront payment) on a notional amount to claim a payment if a credit event occurs with respect to the Note Insurer exceeds 3.00% at the time the applicable Series of Notes is priced or at such other time as mutually agreed upon by the Sponsor and the Bank prior to the pricing of the applicable Offered Notes.

“GAAP” means, at any particular time, U.S. generally accepted accounting principles as in effect at such time, consistently applied.

“Maximum Amount” means (x) as of any date of determination prior to the Termination Date, $2,000,000,000 minus the aggregate principal amount of all Offered Notes purchased by the Purchaser prior to such date of determination and (y) at and after the Termination Date, $0.

“Offered Notes” means, with respect to any Trust, Eligible Securities issued by such Trust and for which the Seller requests the Purchaser to purchase from the Representative pursuant to this Agreement.

“Purchase Event Suspension” means (x) a default in the observance or performance of any covenant or agreement of the Sponsor or the Seller in this Agreement or any representation or warranty of the Sponsor or the Seller made in this Agreement proving to have been incorrect in any material respect as of the time when the same shall have been made or deemed to have been made that is continuing, has not been cured or waived, or the circumstance or condition in respect of which such misrepresentation or warranty was incorrect shall not have been eliminated or otherwise cured or waived or (y) AmeriCredit Corp.’s Liquidity on the last day of any calendar month is less than $200 million.

Section 4. Delivery and Payment.

A. On the Execution Date, the Sponsor shall pay the Commitment Fee to the Bank by wire transfer of same day funds. The “Commitment Fee” has the meaning assigned to it in the Fee Letter dated the date hereof among the Seller, the Sponsor and the Bank (the “Fee Letter”). The terms set forth in the Fee Letter shall be deemed to be terms of this Agreement with the same effect as if they were set forth in this Agreement.

B. The purchase price for any Offered Note purchased by the Purchaser pursuant to this Agreement shall be the purchase price to be paid by the buyers to the underwriters for Notes of the same Series and class as set forth in the related Underwriting Agreement or, if no such price is specified, shall be par or less, as specified by the Companies so long as the Purchaser would not incur OID (without its consent which may be withheld in its sole discretion).

C. On each Closing Date, the Sponsor or an affiliate shall pay to the Purchaser a Usage Fee as set forth in the Fee Letter.

D. Subject to the terms and conditions of this Agreement, Offered Notes shall be purchased on the closing date for the applicable Series of Notes as specified in the related Underwriting Agreement. Payment of the purchase price for, and delivery of, any Offered Notes to be purchased by the Purchaser shall be made at the office of Dewey & LeBoeuf LLP, 1301 Avenue of the Americas, New York, New York, or at such other place as shall be agreed upon by the Purchaser and the Companies, at the closing time specified in the related Underwriting Agreement, or at such other time or date as shall be agreed upon in writing by the Purchaser and the Companies (each, a “Closing Date”). Payment shall be made by wire transfer of same day funds payable to the account designated by the Sponsor. Each of the Offered Notes to be so delivered shall be represented by one or more global certificates registered in the name of Cede & Co., as nominee for The Depository Trust Company.

E. The Companies agree to have the Offered Notes available for inspection, checking and packaging by the Purchaser in New York, New York, not later than 12:00 P.M. New York City time on the business day prior to the applicable Closing Date.

Section 5. Reporting.

A. So long as any Offered Notes of a Series shall be outstanding, the Sponsor shall deliver, or shall cause the Seller to deliver, to the Purchaser as soon as such statements are furnished to the related Trustee: (i) the annual statement as to compliance of the Servicer delivered to the Trustee pursuant to Section 4.10(a) of the applicable Sale and Servicing Agreement and the annual assessments of compliance with servicing criteria; (ii) the annual accountants attestations in respect of the annual assessments of compliance and any other statement of a firm of independent public accountants furnished to the Trustee pursuant to Section 4.11 of the related Sale and Servicing Agreement with respect to the Servicer; and (iii) the monthly reports furnished to the Noteholders pursuant to Section 5.10 of the applicable Sale and Servicing Agreement.

B. So long as any of the Offered Notes of a Series are outstanding, the Sponsor will furnish, or will cause the Seller to furnish, to the Purchaser (i) as soon as practicable after the end of the fiscal year of the applicable Trust, all documents required to be distributed to Noteholders and other filings with the Commission pursuant to the Exchange Act, or any order of the Commission thereunder with respect to any securities issued by the Sponsor or the Seller that are (A) non-structured equity or debt offering of the Sponsor or the Seller or (B) the Notes, (ii) the monthly report on or prior to the 20th day of each month in the form of Exhibit A hereto, and (iii) from time to time, any other information concerning the Sponsor or the Seller filed with any government or regulatory authority which is otherwise publicly available, as the Purchaser shall reasonably request in writing.

C. To the extent, if any, that the ratings provided with respect to the Offered Notes by the rating agency or agencies that initially rate the Offered Notes are conditional upon the furnishing of documents or the taking of any other actions by the Sponsor or the Seller, the Sponsor shall use its best efforts to furnish or cause to be furnished such documents and take any such other actions.

D. Immediately upon knowledge of a Cease Purchase Event or a Purchase Event Suspension, each of the Seller and the Sponsor shall provide notice thereof to the Bank.

Section 6. Conditions of the Obligations of the Purchaser. The obligation of the Purchaser to purchase any Offered Notes pursuant to this Agreement is subject to (i) the accuracy on and as of each Closing Date of the representations and warranties on the part of the Companies herein contained, (ii) the accuracy of the statements of officers of the Companies made pursuant hereto, (iii) the performance by the Companies of all of their respective obligations hereunder, and (iv) the satisfaction of the following conditions as of the Execution Date and/or as of the applicable Closing Date, as applicable:

A. On each Closing Date, all conditions to the obligations of the underwriters set forth in the Underwriting Agreement for the applicable Series of Notes shall have been complied with, and such Notes shall have been duly and validly issued.

B. On each Closing Date, the Purchaser shall have received copies of all opinions of counsel delivered by or on behalf of the Sponsor, the Seller, the Trustee, the Note Insurer, if applicable, the Counterparty, if applicable, the Owner Trustee and the Trust pursuant to the terms of the applicable Underwriting Agreement with such opinions of counsel either addressed to the Purchaser or accompanied by a letter permitting the Purchaser to rely on such opinions as if the same were addressed to the Purchaser.

C. On each Closing Date, the Purchaser shall have received a true and complete copy of all documents, letters and certificates delivered at the closing under the applicable Underwriting Agreement.

D. On or prior to the Execution Date, the Purchaser shall have received from Dewey & LeBoeuf LLP, counsel for the Companies, a favorable opinion, dated the Execution Date and satisfactory in form and substance to the Purchaser and counsel for the Purchaser to the effect that:

(i) This Agreement and the Fee Letter has been duly executed and delivered by each of the Sponsor and the Seller, as applicable and constitutes the valid, legal and binding agreement of the Sponsor and the Seller, enforceable against the Sponsor and the Seller in accordance with its terms.

(ii) The Warrant has been duly executed and delivered by AmeriCredit Corp. and constitutes the valid, legal and binding agreement of AmeriCredit Corp., enforceable against AmeriCredit Corp. in accordance with its terms.

(iii) No consent, approval, authorization or order of, registration or filing with, or notice to, courts, governmental agency or body or other tribunal is required under federal laws or the laws of the State of New York, for the execution, delivery and performance by the Sponsor and the Seller, as applicable, of this Agreement or the Fee Letter or AmeriCredit Corp. of the Warrant, except such as have been obtained.

(iv) None of the execution, delivery or performance by each of the Sponsor and the Seller, as applicable, of this Agreement or the Fee Letter or AmeriCredit Corp. of the Warrant (a) conflicts or will conflict with or results or will result in a breach of, or constitutes or will constitute a default under, any law, rule or regulation of the State of New York or the federal government presently in effect, or (b) either to such counsel’s knowledge or by operation of law, results in, or will result in the creation or imposition of any lien, charge or encumbrance upon any Offered Notes.

E. On each Closing Date, the Purchaser shall have received from the Sponsor a certificate dated as of such Closing Date executed by an authorized officer of the Sponsor to the effect that the signer of such certificate has carefully examined this Agreement and that: (i) the representations and warranties of the Sponsor in this Agreement are true and correct in all material respects at and as of such Closing Date with the same effect as if made on such Closing Date, (ii) the Sponsor has complied in all material respects with all the agreements and satisfied in all material respects all the conditions on its part to be performed or satisfied at or prior to such Closing Date, (iii) there has been no material adverse change in the general affairs, business, management, financial condition, stockholders’ equity, results of operations, regulatory situation or business prospects of the Sponsor, whether or not arising from transactions in the ordinary course of business, except as previously disclosed to the Purchaser in writing and (iv) no Cease Purchase Event is in effect and none has existed at any time since the Execution Date and no Purchase Event Suspension is in effect.

F. On each Closing Date, the Purchaser shall have received from the Seller a certificate dated as of such Closing Date executed by an authorized officer of the Seller to the effect that the signer of such certificate has carefully examined this Agreement and that: (i) the representations and warranties of the Seller in this Agreement are true and correct in all material respects at and as of such Closing Date with the same effect as if made on such Closing Date, (ii) the Seller has complied in all material respects with all the agreements and satisfied all the conditions on its part to be performed or satisfied in all material respects at or prior to such Closing Date, (iii) there has been no material adverse change in the general affairs, business, management, financial condition, stockholders’ equity, results of operations, regulatory situation or business prospects of the Seller whether or not arising from transactions in the ordinary course of business, except as previously disclosed to the Purchaser in writing and (iv) no Cease Purchase Event is in effect and none has existed at any time since the Execution Date and no Purchase Event Suspension is in effect.

G. On or prior to the Execution Date, Purchaser shall have received from J. Michael May, Esq., corporate counsel of the Companies and AmeriCredit Corp., a favorable opinion, dated the Execution Date and satisfactory in form and substance to the Purchaser and counsel for the Purchaser to the effect that:

(i) AmeriCredit Corp. has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Texas. The Sponsor has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware. The Seller has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Nevada. Each of AmeriCredit Corp., the Sponsor and the Seller has full corporate power to own its property or assets and to conduct its business as presently conducted by it, and is in good standing in each jurisdiction in which the conduct of its business or the ownership of its property or assets requires such qualification or where the failure to be so qualified would have a material adverse effect on its general affairs, business, management, financial condition, stockholders’ equity, results of operations, regulatory situation or business prospects.

(ii) Each of this Agreement and the Fee Letter has been duly authorized, executed and delivered by authorized officers or signers of the Sponsor and the Seller, as applicable. The Warrant has been duly authorized, executed and delivered by authorized officers or signers of AmeriCredit Corp.

(iii) The execution, delivery and performance of the Warrant by AmeriCredit Corp. will not conflict with or result in a material breach of any of the terms or provisions of, or constitute a material default under, or result in the creation or imposition of any lien upon any of the property or assets of AmeriCredit Corp. pursuant to the terms of the certificate of incorporation or the by-laws of AmeriCredit Corp. or any statute, rule, regulation or order of any governmental agency or body of the State of Texas, or any Texas state court having jurisdiction over AmeriCredit Corp. or its property or assets or any material agreement or instrument known to such counsel to which AmeriCredit Corp. is a party or by which AmeriCredit Corp. or any of its property or assets is bound.

(iv) The execution, delivery and performance of this Agreement or the Fee Letter by the Sponsor will not conflict with or result in a material breach of any of the terms or provisions of, or constitute a material default under, or result in the creation or imposition of any lien upon any of the property or assets of the Sponsor pursuant to the terms of the certificate of incorporation or the by-laws of the Sponsor or any statute, rule, regulation or order of any governmental agency or body of the State of Delaware, or any

Delaware state court having jurisdiction over the Sponsor or its property or assets or any material agreement or instrument known to such counsel to which the Sponsor is a party or by which the Sponsor or any of its property or assets is bound.

(v) The execution, delivery and performance of this Agreement by the Seller will not conflict with or result in a material breach of any of the terms or provisions of, or constitute a material default under, or result in the creation or imposition of any lien upon any of the property or assets of the Seller pursuant to the terms of the articles of incorporation or the by-laws of the Seller or any statute, rule, regulation or order of any governmental agency or body of the State of Nevada, or any Nevada state court having jurisdiction over the Seller or its property or assets or any material agreement or instrument known to such counsel, to which the Seller is a party or by which the Seller or any of its property or assets is bound.

(vi) No authorization, approval, consent or order of, or filing with, any court or governmental agency or authority of the State of Texas is necessary in connection with the execution, delivery and performance by AmeriCredit Corp. of the Warrant.

(vii) No authorization, approval, consent or order of, or filing with, any court or governmental agency or authority of the State of Delaware is necessary in connection with the execution, delivery and performance by the Sponsor of this Agreement or the Fee Letter.

(viii) No authorization, approval, consent or order of, or filing with, any court or governmental agency or authority of the State of Nevada is necessary in connection with the execution, delivery and performance by the Seller of this Agreement.

(ix) There are no legal or governmental proceedings pending to which AmeriCredit Corp., the Sponsor or the Seller is a party or of which any property or assets of AmeriCredit Corp., the Sponsor or the Seller is the subject, and no such proceedings are to the best of such counsel’s knowledge threatened or contemplated by governmental authorities against AmeriCredit Corp., the Sponsor, the Seller, that, (i) assert the invalidity against AmeriCredit Corp., the Sponsor or the Seller of all or any part of this Agreement, the Fee Letter or the Warrant or (ii) could materially adversely affect the Sponsor’s or the Seller’s obligations under this Agreement or the Fee Letter or AmeriCredit Corp.’s under the Warrant.

(x) If and when shares of Common Stock are required to be, and are, issued by AmeriCredit Corp. pursuant to the Warrant, and upon AmeriCredit Corp.’s receipt of payment therefor in accordance with the Warrant, such shares of Common Stock will be validly issued, fully paid and nonassessable.

H. On or prior to the Execution Date, the Warrant, dated the Execution Date, issued by AmeriCredit Corp. to Deutsche Bank Securities Inc. (the “Warrant”), in form and substance satisfactory to the Bank shall have been executed and delivered and on or prior to the Execution Date and on each Closing Date shall be in full force and effect.

I. All proceedings in connection with the transactions contemplated by this Agreement, and all documents incident hereto, shall be reasonably satisfactory in form and substance to the Purchaser and counsel for the Purchaser, and the Purchaser and counsel for the Purchaser shall have received such other information, opinions, certificates and documents as they may reasonably request in writing.

J. Two business days prior to each Closing Date and two business days prior to the pricing of the related Offered Note, the Sponsor shall deliver to the Bank an officer’s certificate, in form and substance materially in a form agreed upon by the Companies and the Bank, certifying that no Cease Purchase Event or Purchase Event Suspension is in effect and providing calculations, monthly reports and other financial information supporting and providing support for such assertion.

If any condition specified in this Section 6 shall not have been fulfilled when and as required to be fulfilled, the Purchaser shall have no obligation to purchase the Offered Notes or any other Notes.

Section 7. Payment of Expenses.

A. The Companies agree to promptly pay all expenses in connection with this Agreement including, without limitation: (i) the fees and disbursements of Dewey & LeBoeuf LLP, counsel to the Companies, (ii) the fees and disbursements of McKee Nelson LLP, counsel to the Bank, (iii) the fees charged by nationally recognized statistical rating agencies for rating the Notes and (iv) the due diligence and/or other out-of-pocket expenses incurred by the Purchaser in connection with the structuring of the transactions relating to this Agreement and the preparation of this Agreement, whether or not the transactions contemplated hereby occur.

B. If the Sponsor or the Seller requests an amendment to, or waiver, extension or other indulgence under, this Agreement, any out-of-pocket expenses incurred by the Purchaser shall be paid by the Companies upon demand.

Section 8. Termination.

A. This Agreement shall (1) be subject to termination in the absolute discretion of the Bank, by notice given to the Sponsor and the Seller on or prior to any Closing Date if on or prior to such time a Cease Purchase Event shall have ever occurred and (2) if not sooner terminated, terminate at 12 noon, New York time, on the date that is 364 days after the Execution Date (the earlier of (1) and (2), the “Termination Date”). Immediately upon such termination, the parties to this Agreement shall (except for any liability arising before or in relation to such termination) be released and discharged from their respective obligations under this Agreement. Notwithstanding the foregoing, the terms of the Fee Letter shall be effective for 364 days after the Termination Date.

Section 9. Representations, Warranties and Agreements to Survive Delivery. All representations, warranties and agreements contained in this Agreement or contained in certificates of officers of the Companies submitted pursuant hereto, shall remain operative and in full force and effect, regardless of any investigation made by or on behalf of the Purchaser, or by or on behalf of the Companies and shall survive delivery of any Offered Notes to the Purchaser.

Section 10. Absence of Fiduciary Relationship; No Conflict. The Sponsor and the Seller acknowledge and agree that:

(a) The Purchaser has been retained solely to provide a forward purchase commitment agreement for the purchase of Offered Notes and that no fiduciary, advisory or agency relationship between the Sponsor and/or the Seller and the Purchaser has been created in respect of any of the transactions contemplated by this Agreement, irrespective of whether the Purchaser or any of its affiliates has advised or is advising the Sponsor, the Seller and/or any of their respective affiliates on other matters;

(b) The Purchaser and its affiliates are not advising the Sponsor, the Seller or any other person as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction. The Sponsor and the Seller shall consult with their own advisors concerning such matters and shall be responsible for making their own independent investigation and appraisal of the transactions contemplated hereby, and the Purchaser and its affiliates shall not have any responsibility or liability to the Sponsor or the Seller with respect thereto. Any review by the Purchaser or any of its affiliates of the Sponsor, the Seller, the transactions contemplated hereby or other matters relating to such transactions will be performed solely for the benefit of the Purchaser and shall not be on behalf of the Sponsor or the Seller;

(c) The prices of the Offered Notes will be established by the Seller following discussions and arms-length negotiations with the Representative and the Sponsor and the Seller are capable of evaluating and understanding, and understand and accept, the terms, risks and conditions of the transactions contemplated by this Agreement;

(d) The Sponsor and the Seller have been advised that the Purchaser and its affiliates are engaged in a broad range of transactions which may involve interests that differ from those of the Sponsor and/or the Seller and that the Purchaser and its affiliates have no obligation to disclose such interests and transactions to the Sponsor and/or the Seller by virtue of any fiduciary, advisory or agency relationship;

(e) Each of the Sponsor and the Seller waives, to the fullest extent permitted by law, any claims it may have against the Purchaser or any of its affiliates for breach of fiduciary duty or alleged breach of fiduciary duty and agrees that the Purchaser and its affiliates shall have no liability (whether direct or indirect) to the Sponsor or the Seller in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on behalf of or in right of the Sponsor or the Seller, including stockholders, employees or creditors of the Sponsor or the Seller; and

(f) Each of the Sponsor and the Seller acknowledge that neither the Sponsor nor the Seller shall have any recourse against the Bank or the Representative for any alleged failure of the Representative to market the Notes to third parties.

Section 11. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if mailed or transmitted by any standard form of telecommunication to:

The Purchaser:	Deutsche Bank AG, Cayman Islands Branch
c/o Deutsche Bank AG
PO Box 1984 Grand Cayman KY1-1104
CAYMAN ISLANDS

Physical (FedEx/DHL):
c/o Deutsche Bank AG
Boundary Hall, Cricket Square 171 Elgin Avenue
Grand Cayman KY1-1104
CAYMAN ISLANDS

With a copy to:

Deutsche Bank AG, New York Branch
60 Wall Street New York, New York 10005
Attention: Securitized Products Group
Fax: (212) 797-5150

The Sponsor:	AmeriCredit Financial Services, Inc.
801 Cherry Street, Suite 3900
Fort Worth, Texas 76102
Attention: Chief Financial Officer
Fax: (817) 302-7915

The Seller:	AFS SenSub Corp.
2265 B Renaissance Drive, Suite 17 Las Vegas, Nevada 89119

c/o AmeriCredit Financial Services, Inc.
801 Cherry Street, Suite 3900 Fort Worth, Texas 76102
Attention: Chief Financial Officer
Fax: (817) 302-7915

Section 12. Parties. This Agreement shall inure to the benefit of and be binding upon the Purchaser and the Companies, and their respective successors or assigns. Nothing expressed or mentioned in this Agreement is intended nor shall it be construed to give any person, firm or corporation, other than the parties hereto and their respective successors, any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision herein contained. This Agreement and all conditions and provisions hereof are intended to be for the sole and exclusive benefit of the parties and their respective successors (to the extent of their rights as specified herein) and except as provided above for the benefit of no other person, firm or corporation.

Section 13. GOVERNING LAW AND TIME. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO ITS CONFLICT OF LAW PROVISIONS (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

Section 14. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but together they shall constitute but one instrument.

Section 15. Headings. The headings herein are inserted for convenience of reference only and are not intended to be part of or affect the meaning or interpretation of, this Agreement.

Section 16. Amendments and Waivers. This Agreement may not be amended, supplemented or modified in any manner unless evidenced by a writing executed by the Companies and the Bank.

[Remainder of Page Intentionally Left Blank]

If the foregoing is in accordance with the Bank’s understanding of our agreement, please sign and return to us a counterpart hereof, whereupon this instrument along with all counterparts will become a binding agreement between the Bank, the Sponsor and the Seller in accordance with its terms.

Very truly yours,

AMERICREDIT FINANCIAL SERVICES, INC.

By:
Name:
Title:

AFS SENSUB CORP.

By:
Name:
Title:

CONFIRMED AND ACCEPTED, as of the date first above written:

DEUTSCHE BANK AG, CAYMAN ISLANDS BRANCH

By:
Name:
Title:

By:
Name:
Title:

Exhibit A